Exhibit 99.1

Wayfair Appoints Retail Industry Leader Hal Lawton to Board of Directors

BOSTON, November 7, 2025 – Wayfair Inc. (NYSE: W), the destination for all things home, today announced the appointment of Hal Lawton, president and CEO of Tractor Supply Company, to its board of directors effective as of November 6, 2025.

“Hal brings extensive leadership experience and a remarkable record of success in the retail industry, and we are excited to welcome him to our board,” said Niraj Shah, co-founder, co-chairman and CEO of Wayfair. “His perspective will be invaluable as we continue to scale and strengthen our business.”

Lawton has served as CEO of Tractor Supply Company since 2020. Under his leadership, the company has achieved record performance and solidified its position as a leading rural lifestyle retailer.

“I’m honored to join Wayfair’s board of directors,” said Lawton. “Wayfair has reimagined how people shop for their homes, combining technology, logistics and customer experience in powerful ways. I look forward to partnering with the board and leadership team to help advance the company’s objectives and long-term success.”

Prior to joining Tractor Supply, Lawton was president of Macy’s. He also served in senior executive roles at eBay and Home Depot. He holds dual bachelor’s degrees in Chemical Engineering and Pulp and Paper Science Technology from North Carolina State University and an MBA from the University of Virginia’s Darden School of Business.

About Wayfair

Wayfair is the destination for all things home, and we make it easy to create a home that is just right for you. Whether you’re looking for that perfect piece or redesigning your entire space, Wayfair offers quality finds for every style and budget, and a seamless experience from inspiration to installation.

Wayfair’s family of brands includes:

•	Wayfair: Every style. Every home.

•	AllModern: Modern made simple.

•	Birch Lane: Classic style for joyful living.

•	Joss & Main: The ultimate style edit for home.

•	Perigold: The destination for luxury home.

•	Wayfair Professional: A one-stop Pro shop.

Media Relations Contact:

Tara Lambropoulos

PR@wayfair.com

Investor Relations Contact:

Ryan Barney

IR@wayfair.com